SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                                  Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of
                                   1934.

                                               Commission File Number 33-84896

                         PNC Mortgage Securities Corp.
           (Exact name of registrant as specified in its charter)

                            75 North Fairway Drive
                         Vernon Hills, Illinois 60061
                                (847) 549-6500

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1996-4
           (Title of each class of securities covered by this Form)

PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1997-1
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1997-2
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1997-3
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1997-4
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1997-5
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1997-6
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1997-8
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1998-1
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1998-2
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                    1998-3
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series

                                     1998-4
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-5
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-6
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-7
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-8
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-9
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-10
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-11
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-12
PNC Mortgage Securities Corp. Mortgage Pass-Through Certificates, Series
                                     1998-14

   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)
                          ______________________________

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i) 	 [ ] 	Rule 12h-3(b)(1)(ii) 	[ ]
               Rule 12g-4(a)(1)(ii) 	[ ] 	Rule 12h-3(b)(2)(i)  	[ ]
               Rule 12g-4(a)(2(i) 		 [ ] 	Rule 12h-3(b)(2)(ii) 	[ ]
               Rule 12g-4(a)(2)(ii) 	[ ] 	Rule 15d-6 	        		[ ]
               Rule 12h-3(b)(1)(i)  	[x]

Approximate number of holders of record as of the certification or notice date: Not applicable.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification / notice to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 2, 1999

                                       By: /s/Richard Careaga
                                           -------------------------------
                                           Richard Careaga
                                           Second Vice President and
                                           Assistant General Counsel
                                           (Authorized Officer)